Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of International Barrier Technology Inc. ("the Company") of our report dated September 28, 2009, with respect to the consolidated balance sheets of the Company as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the Company's annual report on Form 10-K for the year ended June 30, 2009. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO Canada LLP

Chartered Accountants

Vancouver, Canada
April 20, 2010